Consent of Deloitte & Touche

     We consent to the incorporation by reference in this Registration Statement of The Coastal Corporation on Form S-8 relating to The Coastal Corporation Thrift Plan of (i) our report dated February 3, 1998 (February 13, 1998 as to
Note 15), appearing in the Annual Report on Form 10-K of The Coastal Corporation for the year ended December 31, 1997, (ii) our report dated June 17, 1998, appearing in the Annual Report on Form 11-K of The Coastal Corporation Thrift Plan for the year ended December 31, 1997, and (iii) to the reference to us under the heading "Experts" in this Registration Statement.




DELOITTE & TOUCHE LLP


Houston, Texas
January 7, 1999


                                                                    FORM S-8/ 89